UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 19, 2009
Bowne & Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-05842	13-2618477

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Water Street, New York, New York	10041

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-924-5500
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 19, 2009, Bowne & Co., Inc. (the “Company”) entered into an agreement to amend its Revolving Credit Facility and extend its maturity through May 2013. Under the terms of the amended facility, the minimum fixed charge coverage ratio will be 1.0x at all times, and the Company will be afforded increased flexibility related to cash dividends and acquisitions. The amended facility provides that the Company may pay cash dividends of $2.5 million per quarter with an increase in the amount of up to $15.0 million in any fiscal year provided that no default or event of default has occurred and is continuing, the fixed charge coverage ratio is 1.25x or greater and excess revolver availability is $30.0 million. In addition, acquisitions up to $50.0 million per annum are permitted if the fixed charge coverage ratio is 1.25x or greater and excess revolver availability is $40.0 million.
As with the existing facility, the $123.0 million Revolving Credit Facility will have an interest rate of LIBOR plus 4.00% in the case of Eurodollar loans, or a base rate plus 3.00% in the case of Base Rate loans, and borrowings will be subject to certain levels of receivables and inventories.
J.P. Morgan Securities, Inc. and Banc of America Securities LLC were Joint Lead Arrangers for the Amended Facility.
Further details are contained in the First Amendment to the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and in the press release dated October 20, 2009 (the “Press Release”), which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 3.03 Material Modifications to Rights of Security Holders.
The information set forth above regarding the restriction of the Company’s payment of cash dividends under Item 1.01 is hereby incorporated by reference into this Item 3.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are included herewith:
10.1	First Amendment to the Amended and Restated Credit Agreement, dated as of October 19, 2009

99.1	Press release, dated as of October 20, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bowne & Co., Inc.
October 19, 2009	By:	/s/ John J. Walker
		Name:	John J. Walker
		Title:	Senior Vice President and Chief Financial Officer